Exhibit 99.1(b) 4

CONSOLIDATED STATEMENTS OF CASH FLOWS
NDCHealth Corporation and Subsidiaries

(In thousands)

	Nine Months Ended

	February 28, 2003	March 1, 2002

Cash flows from operating activities:
Net income	$20,142	$30,997
Adjustments to reconcile net income to cash provided by operating activities:
Equity in losses of affiliated companies	984	1,750
Non-cash restructuring, impairment and other charges	2,283	—
Non-cash early extinguishment of debt charges	1,217	—
Loss related to investments	14,955	—
Depreciation and amortization	22,952	18,426
Deferred income taxes	15,075	2,303
Provision for bad debts	2,115	1,552
Other, net	5,333	(364)
Changes in assets and liabilities which provided (used) cash, net of the effects of acquisitions:
Accounts receivable, net	(5,307)	(2,018)
Prepaid expenses and other assets	(8,612)	(4,482)
Accounts payable and accrued liabilities	(1,304)	(6,275)
Accrued interest on long term debt	6,490	1,816
Deferred income	(3,896)	4,695
Income taxes	(2,146)	667

Net cash provided by operating activities	70,281	49,067

Cash flows from investing activities:
Capital expenditures	(31,767)	(23,398)
Investing activities and other non-current assets	(13,831)	(15,897)

Net cash used in investing activities	(45,598)	(39,295)

Cash flows from financing activities:
Net (repayments) borrowings under lines of credit	(91,000)	50,000
Net principal payments under capital lease arrangements and other long-term debt	(1,888)	(2,135)
Net cash from refinancing activities	168,070	—
Net issuances related to stock activities	1,283	6,192
Dividends paid	(4,170)	(4,089)

Net cash provided by financing activities	72,295	49,968

Cash flows from discontinued operations:
Cash provided by tax benefits of discontinued operations	6,106	15,596
Cash used in discontinued operations	(4,393)	(6,649)

Net cash provided by discontinued operations	1,713	8,947

Increase in cash and cash equivalents	98,691	68,687
Cash and cash equivalents, beginning of period	13,447	12,420

Cash and cash equivalents, end of period	$112,138	$81,107